Exhibit 21.1

EQT Midstream Partners, LP

Subsidiaries

Company	Jurisdiction of Organization
Equitrans Investments, LLC	Delaware
Equitrans Services, LLC	Delaware
Equitrans, L.P.	Pennsylvania
EQT Midstream Finance Corporation	Delaware
EQM Gathering Holdings, LLC	Delaware
EQM Gathering Opco, LLC	Delaware
MVP Holdco, LLC	Delaware
Rager Mountain Storage Company LLC	Delaware
Rice Olympus Midstream LLC	Delaware
Rice West Virginia Midstream LLC	Delaware
Strike Force East LLC	Delaware
Strike Force Midstream LLC	Delaware
Strike Force Midstream Holdings LLC	Delaware
Strike Force South LLC	Delaware